Exhibit 23.1




                         CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation by reference in Registration Statement No. 333-68226 on Form S-8 of Category 5 Technologies, Inc., filed with the Securities and Exchange Commission by Category 5 Technologies, Inc. on August 23, 2001, of our report dated September 10, 2002 and relating to the audits of the consolidated financial statements of Category 5 Technologies, Inc. and Subsidiaries as of June 30, 2002 and 2001 and for the year ended June 30, 2002, the six months ended June 30, 2001 and for the year ended December 31, 2000, which report appears in the June 30, 2002 Annual Report on Form 10-KSB of Category 5 Technologies, Inc.
                                                          /s/ TANNER+CO.

Salt Lake City, Utah
October 8, 2002